The Board of Directors
Equisure, Inc. and Subsidiary


                        CONSENT OF INDEPENDENT AUDITORS

We consent to the inclusion in Equisure, Inc.'s Form 10-KSB Annual Report for the fiscal year ended December 31, 1996, of our report dated April 4, 1997, relating to the consolidated balance sheets of Equisure, Inc. and Subsidiary as of December 31, 1996 and 1995, and the related statements of operations, stockholders' equity and cash flows for the years then ended.



/s/ Stirtz Bernards Boyden Surdel & Larter, P.A.
Stirtz Bernards Boyden Surdel & Larter, P.A.
Edina, Minnesota
April 14, 1997